UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

January 5, 2009

Facet Biotech Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34154	26-2940575
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1400 Seaport Boulevard
Redwood City, California 94063
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(650) 454-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On January 7, 2009, Facet Biotech Corporation (the “Company” or “we”) implemented a restructuring and reduction in force (the “2009 Restructuring”).  We decided to implement the 2009 Restructuring as a result of a strategic review process we undertook to narrow our focus and significantly reduce our operating costs.

In connection with the 2009 Restructuring, on January 7, 2009, we provided notice to 78 employees that we would eliminate their employment position and terminate their employment with the Company.  We notified 65 of these employees that their employment with the Company would terminate in 60 days and we notified the remaining 13 employees that their employment with the Company would terminate over the course of the next five months.

The 2009 Restructuring is in addition to the reductions in force we disclosed in our Registration Statement on Form 10 filed with the Securities and Exchange Commission (the “Registration Statement”) under the ongoing restructuring of our biotechnology operations, which was initiated in March 2008 by PDL BioPharma, Inc. (“PDL”), the entity we spun off from on December 18, 2008.  Consistent with the disclosures in our Registration Statement we will continue our plan to eliminate the employment positions of approximately 45 employees in connection with the March 2008 restructuring.  Subsequent to these reductions in force, resulting from both the March 2008 restructuring and the 2009 Restructuring, we expect our workforce will total approximately 200 employment positions.

We will offer severance benefits to each employee who we terminate under the 2009 Restructuring (each, an “Impacted Employee”).  The severance benefits we will offer Impacted Employees consist of:

•      A lump sum severance payment that is determined based on the Impacted Employee’s length of service with the Company, with credit given for service as an employee with PDL;

•      Payment of premiums for continued health insurance benefits under COBRA for a period of time based on the Impacted Employee’s length of service with the Company, with credit given for service as an employee with PDL; and

•      Outplacement services.

Impacted Employees must execute a separation agreement and general release of claims to receive these offered severance benefits.

As a result of the 2009 Restructuring, we expect to incur costs of approximately $5 million, substantially all of which we expect to incur in the first half of 2009.  The foregoing represents our good faith estimate of the amount of the total costs we expect to incur in connection with the 2009 Restructuring.  We may incur additional restructuring charges or costs in connection with our planned consolidation of operations into one of the two buildings we currently lease in Redwood City, California, however, we are not able at this time to make a good faith estimate of the amount or range of amounts of these additional charges or costs.  We may incur additional costs not currently contemplated due to events that may occur as a result of, or associated with, the 2009 Restructuring.

We issued a press release on January 7, 2009 announcing the restructuring and reduction in force.  A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Mark McCamish, M.D., Ph.D., Senior Vice President and Chief Medical Officer of the Company, notified us that he plans to resign from his positions with the Company within the next several months to pursue other professional interests.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
99.1	Press Release of Facet Biotech Corporation dated January 7, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2009	Facet Biotech Corporation

	By:	/s/ Andrew Guggenhime
Andrew Guggenhime
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Press Release of Facet Biotech Corporation dated January 7, 2009